Exhibit 15

November 20, 2025

To the Shareholders and Board of Directors of Bath & Body Works, Inc.

We are aware of the incorporation by reference in the following Registration Statements of Bath & Body Works, Inc.:

(1)Registration Statement (Form S-3 ASR No. 333-285833) of Bath & Body Works, Inc.,
(2)Registration Statement (Form S-8 No. 333-265379) pertaining to the Bath & Body Works, Inc. Associate Stock Purchase Plan,
(3)Registration Statement (Form S-8 No. 333-251226) pertaining to the L Brands, Inc. 2020 Stock Option and Performance Incentive Plan, and
(4)Registration Statement (Form S-8 No. 333-206787) pertaining to the L Brands, Inc. 2015 Stock Option and Performance Incentive Plan;

of our report dated November 20, 2025 relating to the unaudited consolidated interim financial statements of Bath & Body Works, Inc. that are included in its Form 10-Q for the quarter ended November 1, 2025.

/s/ Ernst & Young LLP

Grandview Heights, Ohio